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                                                                     EXHIBIT 4.1

                                  $245,000,000

                              TSI MERGER SUB, INC.

                           TO BE MERGED WITH AND INTO

                       TSI TELECOMMUNICATION SERVICES INC.

                   12 3/4% SENIOR SUBORDINATED NOTES DUE 2009

                               PURCHASE AGREEMENT

February 5, 2002

Lehman Brothers Inc.
790 7th Avenue
New York, New York 10019

Ladies and Gentlemen:

     TSI Merger Sub, Inc. ("TSI MERGER"), a Delaware corporation which shall be merged (the "MERGER") with and into TSI Telecommunication Services Inc., a Delaware corporation (the "SURVIVING CORPORATION"; references to the "COMPANY" refer to TSI Merger prior to the Merger and the Surviving Corporation thereafter), proposes, upon the terms and considerations set forth herein, to issue and sell to you, as the initial purchaser (the "INITIAL PURCHASER"), $245,000,000 in aggregate principal amount of its 12 3/4% Senior Subordinated Notes due 2009 (the "NOTES"). The Notes will (i) have terms and provisions which are summarized in the Offering Memorandum (as defined below) dated as of the date hereof and (ii) are to be issued pursuant to an Indenture (the "INDENTURE") to be entered into between the Company, the Guarantors (as defined below), and The Bank of New York, as trustee. The Company's obligations under the Notes, including the due and punctual payment of interest on the Notes, will be unconditionally guaranteed (the "GUARANTEE") by TSI Telecommunication Holdings, Inc. ("TSI INC."), TSI Telecommunication Holdings, LLC ("TSI LLC"), TSI Finance Inc., and each of the Company's current and future domestic subsidiaries, including TSI Networks Inc. (each, a "GUARANTOR" and together, the "GUARANTORS"). As used herein, the term "Notes" shall include the Guarantees thereof by the Guarantors, unless the context otherwise requires. This is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchaser.

     1. PRELIMINARY OFFERING MEMORANDUM AND OFFERING MEMORANDUM. The Notes will be offered and sold to the Initial Purchaser without registration under the Securities Act of 1933, as amended (the "ACT"), in reliance on an exemption pursuant to Section 4(2) under the Act. The Company and the Guarantors have prepared a preliminary offering memorandum, dated January 15, 2002 (the "PRELIMINARY OFFERING MEMORANDUM"), and an offering memorandum, to be dated February 5, 2002 (the "OFFERING MEMORANDUM"), setting forth information regarding the

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Company, the Guarantors, the Notes, the Guarantees, the Exchange Notes (as
defined herein) and the Exchange Guarantees (as defined herein). Any references herein to the Preliminary Offering Memorandum or the Offering Memorandum shall be deemed to include all amendments and supplements thereto. The Company and the Guarantors hereby confirm that they have authorized the use of the Preliminary Offering Memorandum and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchaser.

     It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes (and all securities issued in exchange therefor, in substitution thereof), shall bear the following legend (along with such other legends as the Initial Purchaser and its counsel deem necessary):

     "THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR
(5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND
(B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES."

     You have advised the Company that you will make offers (the "EXEMPT RESALES") of the Notes purchased by you hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to (i) persons whom you reasonably believe to be "qualified institutional buyers" as defined in Rule 144A under the Act ("QIBS") and (ii) outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Act specified in clauses (i) and (ii) being referred to herein as the ("ELIGIBLE PURCHASERS"). You will offer the Notes to Eligible Purchasers initially at a price equal to 97.784% of the principal amount thereof. Such price may be changed at any time without notice.

     Holders (including subsequent transferees), of the Notes will have the registration rights set forth in the registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT"), to be dated the Closing Date (as defined herein), in substantially the form of Exhibit A hereto, for so long as such Notes constitute "TRANSFER RESTRICTED SECURITIES" (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the "COMMISSION") under the circumstances set forth therein, a registration statement under the Act (the "EXCHANGE OFFER REGISTRATION STATEMENT") relating to the Company's 12 3/4% Exchange Notes (the "EXCHANGE NOTES") and the Guarantor's

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Exchange Guarantees (the "EXCHANGE GUARANTEES") to be offered in exchange for the Notes and the Guarantees, such portion of the offering is referred to as the "EXCHANGE OFFER."

     2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY AND THE GUARANTORS. The Company and each of the Guarantors, jointly and severally, represents, warrants and agrees that:

         (a) When the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or that are quoted in a United States automated inter-dealer quotation system.

         (b) Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Notes and the application of the net proceeds therefrom as described under the caption "Use of Proceeds" in the Offering Memorandum, will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations of the Commission thereunder.

         (c) The Company and each of the Guarantors has all requisite corporate power and authority to enter into the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and the Guarantors and, when executed by the Company and the Guarantors in accordance with the terms hereof and thereof, will be validly executed and delivered and (assuming the due execution and delivery thereof by you), will be the legally valid and binding obligation of the Company and the Guarantors in accordance with the terms hereof and thereof, enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor's rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and, as to rights of indemnification and contribution, by principles of public policy.

         (d) Assuming that your representations and warranties in Section 3(b) are true, the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales), is exempt from the registration requirements of the Act. No form of general solicitation or general advertising was used by the Company, the Guarantors or any of their respective representatives (other than you, as to whom the Company makes no representation), in connection with the offer and sale of the Notes, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

         (e) Set forth on Exhibit B hereto is a list of each employee pension or benefit plan with respect to which the Surviving Corporation or any corporation considered an affiliate of the Surviving Corporation within the meaning of Section 407(d)(7) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published

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interpretations thereunder ("ERISA"), (an "AFFILIATE") will be a party in interest or disqualified person after the Merger.

         (f) Each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Act.

         (g) The Preliminary Offering Memorandum and Offering Memorandum with respect to the Notes have both been prepared by the Company and the Guarantors for use by the Initial Purchaser in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company or any of the Guarantors, is contemplated.

         (h) The Preliminary Offering Memorandum and the Offering Memorandum as of their respective dates and the Offering Memorandum as of the Closing Date (as defined below), did not or will not at any time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements in or omissions from the Preliminary Offering Memorandum and Offering Memorandum made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by or on behalf of the Initial Purchaser expressly for use therein.

         (i) The market-related and customer-related data and estimates included under the captions "Summary" and "Business" in the Preliminary Offering Memorandum and the Offering Memorandum are based on or derived from sources which the Company believes to be reliable.

         (j) Merger Sub, the Surviving Corporation and each Guarantor have been duly incorporated or formed and are validly existing as corporations or limited liability companies, as the case may be, in good standing under the laws of their respective jurisdictions, are duly qualified to do business and are in good standing as foreign corporations or limited liability companies, as the case may be, in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except as would not, individually or in the aggregate, have a materially adverse effect on the business, condition (financial or otherwise), stockholders' equity, prospects or results of operations (a "MATERIAL ADVERSE EFFECT") of the Merger Sub, the Surviving Corporation and each Guarantor, as the case may be, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where such failure to have such power and authority would not have a Material Adverse Effect on the Merger Sub, the Surviving Corporation and each Guarantor; and none of the subsidiaries of the Company is a "significant subsidiary", as such term is defined in Rule 405 of the Rules and Regulations.

         (k) The Surviving Corporation has an authorized capitalization as set forth in the Offering Memorandum, and all of the issued shares of capital stock of the Surviving

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Corporation have been duly and validly authorized and issued, are fully paid and non-assessable; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and (except for directors' qualifying shares), are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims except as otherwise disclosed in the Offering Memorandum and except for such liens, encumbrances, equities or claims that would not be reasonably expected to have a Material Adverse Effect on the Surviving Corporation.

         (l) The Indenture has been duly and validly authorized by the Company and the Guarantors, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to the qualification that the enforceability of the Company's and the Guarantors' obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable principles; no qualification of the Indenture under the Trust Indenture Act of 1939 (the "1939 ACT") is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales. The Indenture will conform to the description thereof in the Offering Memorandum.

         (m) The Notes have been duly and validly authorized by the Company and when duly executed by the Company in accordance with the terms of the Indenture and, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchaser against payment therefor in accordance with the terms hereof, will have been validly issued and delivered, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability of the Company's obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable principles. The Notes will conform to the description thereof in the Offering Memorandum.

         (n) The Exchange Notes have been duly and validly authorized by the Company and if and when duly issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability of the Company's obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable principles.

         (o) The Guarantees have been duly and validly authorized by the Guarantors and when duly executed and delivered by the Guarantors in accordance with the terms of the Indenture and upon the due execution, authentication and delivery of the Notes in accordance with the Indenture and the issuance of the Notes in the sale to the Initial Purchaser contemplated by this Agreement, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to the qualification that the enforceability of the Guarantors' obligations thereunder may be limited by bankruptcy,

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fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable principles. The Guarantees will conform to the description thereof in the Offering Memorandum.

         (p) The Exchange Guarantees have been duly and validly authorized by the Guarantors and if and when duly executed and delivered by the Guarantors in accordance with the terms of the Indenture and upon the due execution and authentication of the Exchange Notes in accordance with the Indenture and the issuance and delivery of the Exchange Notes in the Exchange Offer contemplated by the Registration Rights Agreement, will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms, subject to the qualification that the enforceability of the Guarantors' obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable principles.

         (q) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

         (r) The issue and sale of the Notes and the Guarantees and the compliance by the Company and the Guarantors with all of the provisions of the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Indenture, the Registration Rights Agreement and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, the Guarantors or any of their respective subsidiaries is subject except where such conflict, breach, violation or default would not have a Material Adverse Effect on the Company, each of the Guarantors and their respective subsidiaries, nor will such action result in any violation of the provisions of the Certificate of Incorporation, Certificate of Formation, partnership agreement or By-laws or other organizational documents, as applicable, of the Company or any of the Guarantors or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes and the Guarantees or the consummation by the Company and the Guarantors of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Indenture, except for the filing of a registration statement by the Company with the Commission pursuant to the Act pursuant to the Registration Right Agreement hereof and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchaser, except where such failure to have such consents, approvals, authorizations, registrations or qualifications would not have a Material Adverse Effect on the Company, each of the Guarantors and their respective subsidiaries.

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         (s)  There are no contracts, agreements or understandings between the
Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

         (t) During the six-month period preceding the date of the Offering Memorandum, none of the Company, the Guarantors or any other person acting on behalf of the Company or any Guarantor has offered or sold to any person any Notes or Guarantees, or any securities of the same or a similar class as the Notes or Guarantees, other than Notes or Guarantees offered or sold to the Initial Purchaser hereunder. The Company and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Notes or Guarantees or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes and the Guarantees has been completed (as notified to the Company by the Initial Purchaser), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes and the Guarantees in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act; including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act.

         (u) Neither the Company, any Guarantor nor any of their respective subsidiaries has sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum; and, since such date, there has not been any change in the capital stock or long-term debt of the Company, any Guarantor or any of their respective subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company, any Guarantors and their respective subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum.

         (v) The financial statements (including the related notes and supporting schedules), included in the Offering Memorandum present fairly the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

         (w) Ernst & Young, who have certified certain financial statements included in the Offering Memorandum, whose report appears in the Offering Memorandum and who have delivered the initial letter referred to in Section 7(e) hereof, are independent public accountants as required by the Securities Act and the Rules and Regulations.

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         (x)  The Company, the Guarantors and each of their respective subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Memorandum or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company, the Guarantors and their respective subsidiaries; and all real property and buildings held under lease by the Company, the Guarantors and their respective subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, the Guarantors and their respective subsidiaries.

         (y) The Surviving Corporation and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.

         (z) The Company and each of its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses and do not believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others.

         (aa) There are no legal or governmental proceedings pending to which the Company, the Guarantors or any of their respective subsidiaries is a party or of which any property or assets of the Company, the Guarantors or any of their respective subsidiaries is the subject which, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, might have a Material Adverse Effect on the Company, the Guarantors and their respective subsidiaries; and to the best of the Company's and the Guarantors' knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

         (ab) No relationship, direct or indirect, required to be described under Item 404 of Regulation S-K, exists between or among the Company on the one hand, and the directors, officers or stockholders of the Company on the other hand, which is not described in the Offering Memorandum.

         (ac) No labor disturbance by the employees of the Company exists or, to the knowledge of the Company, is imminent which might be expected to have a Material Adverse Effect on the Company and its subsidiaries.

         (ad) The Company is in compliance in all material respects with all presently applicable provisions of ERISA; no "reportable event" (as defined in ERISA), has occurred with respect to any "pension plan" (as defined in ERISA), for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and

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published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

         (ae) The Company and the Guarantors have filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and have paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company, the Guarantors or any of their respective subsidiaries which has had (nor does the Company or the Guarantors have any knowledge of any tax deficiency which, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, might have a Material Adverse Effect on the Company, the Guarantors and their respective subsidiaries.

         (af) Since the date as of which information is given in the Preliminary Offering Memorandum through the date hereof, and except as may otherwise be disclosed or contemplated in the Offering Memorandum, neither the Company nor the Guarantors have (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock (other than dividends paid by the Surviving Corporation prior to the Merger).

         (ag) The Surviving Corporation and the Guarantors (i) make and keep accurate books and records and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to their respective assets is permitted only in accordance with management's authorization and (D) the reported accountability for their respective assets is compared with existing assets at reasonable intervals.

         (ah) Neither the Company, the Guarantors nor any of their respective subsidiaries (i) is in violation of its charter or by-laws, (ii) is in default in any respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or
(iii) is in violation in any respect of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except, with regard to (ii) and (iii) of this paragraph, for such defaults, violations or failures that would not reasonably be expected to have a Material Adverse Effect on the Company, the Guarantors or any of their respective subsidiaries.

         (ai) Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful

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payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

         (aj) There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company or any of its subsidiaries (or, to the knowledge of the Company, any of their predecessors in interest), at, upon or from any of the property now or previously owned or leased by the Company or its subsidiaries in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or remedial action which would not have, or could not be reasonably likely to have, singularly or in the aggregate with all such violations and remedial actions, a Material Adverse Effect on the Company and its subsidiaries; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries have knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not have or would not be reasonably likely to have, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a Material Adverse Effect on the Company and its subsidiaries; and the terms "hazardous wastes", "toxic wastes", "hazardous substances" and "medical wastes" shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

         (ak) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

     3. PURCHASE OF THE STOCK BY THE INITIAL PURCHASER, AGREEMENTS TO SELL, PURCHASE AND RESELL

         (a) The Company and the Guarantors hereby agree, on the basis of the representations, warranties and agreements of the Initial Purchaser contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchaser and, upon the basis of the representations, warranties and agreements of the Company and the Guarantors herein contained and subject to all the terms and conditions set forth herein, the Initial Purchaser agrees to purchase from the Company, at a purchase price of 95.151% of the principal amount thereof, all of the Notes. The Company and the Guarantors shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

         (b) The Initial Purchaser hereby represents and warrants to the Company and the Guarantors that it will offer the Notes for sale upon the terms and conditions set forth in this

Agreement and in the Offering Memorandum. The Initial Purchaser hereby represents and warrants to, and agrees with, the Company and the Guarantors that it: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Offering Memorandum; and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D; including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising), in connection with the offering of the Notes. The Initial Purchaser has advised the Company that it will offer the Notes to Eligible Purchasers at a price initially equal to 97.784% of the principal amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such price may be changed by the Initial Purchaser at any time thereafter without notice.

         (c) The Initial Purchaser understands that the Company and the Guarantors and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Sections 7(c) and 7(d) hereof, counsel to the Company and counsel to the Initial Purchaser, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchaser hereby consents to such reliance.

     4. DELIVERY OF AND PAYMENT FOR THE STOCK. DELIVERY OF THE NOTES AND PAYMENT THEREFOR. Delivery to the Initial Purchaser of and payment for the Notes shall be made at the office of Latham & Watkins, 53rd at Third, 885 Third Avenue, New York, New York (the "CLOSING LOCATION") at 9:00 A.M., New York City time, on February 14, 2002 (the "CLOSING DATE"). Such delivery and payment shall be referred to herein as the "CLOSING". The Closing Location and the Closing Date may be varied by agreement between the Initial Purchaser and the Company. A meeting will be held at the Closing Location on the New York Business Day next preceding the Closing Date, at which meeting the final drafts of the documents to be delivered will be available for review by the parties hereto. For the purposes of this Section 4, "NEW YORK BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

     The Notes to be purchased by the Initial Purchaser hereunder will be represented by one or more definitive global Notes in book-entry form, which will be deposited by or on behalf of the Company with The Depository Trust Company ("DTC") or its designated custodian. The Company and the Guarantors will deliver the Notes and the Guarantees to the Initial Purchaser, for the account of the Initial Purchaser, against payment by or on behalf of the Initial Purchaser of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchaser at DTC. The Company will cause the certificates representing the Notes to be made available to the Initial Purchaser for checking at least 24 hours prior to the Closing Date at the office of DTC or its designated custodian.

     5. AGREEMENTS OF THE COMPANY AND THE GUARANTORS. The Company and the Guarantors, jointly and severally agree with the Initial Purchaser as follows:

         (a) The Company and the Guarantors will furnish to the Initial Purchaser, without charge, as of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as may then be amended or supplemented as they may reasonably request.

         (b) The Company and the Guarantors will not make any amendment or supplement to the Preliminary Offering Memorandum or to the Offering Memorandum of which the Initial Purchaser shall not previously have been advised or to which they shall reasonably object after being so advised.

         (c) Prior to the execution and delivery of this Agreement, the Company and the Guarantors shall have delivered or will deliver to the Initial Purchaser, without charge, in such quantities as the Initial Purchaser shall have requested or may hereafter reasonably request, copies of the Preliminary Offering Memorandum. The Company and each of the Guarantors consent to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchaser and by dealers, prior to the date of the Offering Memorandum, of each Preliminary Offering Memorandum so furnished by the Company and the Guarantors. The Company and each of the Guarantors consent to the use of the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchaser and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

         (d) If, at any time prior to completion of the distribution of the Notes by the Initial Purchaser to Eligible Purchasers, any event shall occur that in the judgment of the Company, any of the Guarantors or in the opinion of counsel for the Initial Purchaser should be set forth in the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Offering Memorandum in order to comply with any law, the Company and the Guarantors will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchaser and dealers a reasonable number of copies thereof.

         (e) The Company and each of the Guarantors will cooperate with the Initial Purchaser and with their counsel in connection with the qualification of the Notes for offering and sale by the Initial Purchaser and by dealers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification; PROVIDED, that in no event shall the Company or any of the Guarantors be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

         (f) For a period of 180 days from the date of the Offering Memorandum, the Company and the Guarantors will not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition in the future
of), any debt securities of the Company, the Guarantors or any of their respective subsidiaries in either the capital markets or the bank loan markets, except (i) in exchange for the Exchange Notes in connection with the Exchange Offer or (ii) with the prior consent of the Initial Purchaser.

         (g) So long as any of the Notes are outstanding, the Company and the Guarantors will furnish to the Initial Purchaser (i) as soon as available, a copy of each report of the Company mailed to stockholders generally or filed with any stock exchange or regulatory body and (ii) from time to time such other information concerning the Company and/or the Guarantors as the Initial Purchaser may reasonably request.

         (h) If this Agreement shall terminate or shall be terminated after execution and delivery pursuant to any provisions hereof (otherwise than by notice given by the Initial Purchaser terminating this Agreement pursuant to
Section 9 hereof), or if this Agreement shall be terminated by the Initial Purchaser because of any failure or refusal on the part of the Company or any of the Guarantors to comply with the terms or fulfill any of the conditions of this Agreement, the Company and the Guarantors agree to reimburse the Initial Purchaser for all out-of-pocket expenses (including reasonable fees and expenses of its counsel), reasonably incurred by it in connection herewith, but without any further obligation on the part of the Company or any of the Guarantors for loss of profits or otherwise. Notwithstanding the foregoing, the Company and the Guarantors shall not be required to reimburse the Initial Purchaser if this Agreement is terminated as a result of the conditions in Section 7(k) hereof not being satisfied.

         (i) The Company and the Guarantors will apply the net proceeds from the sale of the Notes to be sold by the Company hereunder substantially in accordance with the description set forth in the Offering Memorandum under the caption "Use of Proceeds."

         (j) Except as stated in this Agreement and in the Preliminary Offering Memorandum and Offering Memorandum, neither the Company, the Guarantors nor any of their respective affiliates have taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company or any of the Guarantors to facilitate the sale or resale of the Notes and the Guarantees. Except as permitted by the Act, the Company and the Guarantors will not distribute any offering material in connection with the Exempt Resales.

         (k) The Company and the Guarantors will use their reasonable best efforts to permit the Notes to be designated Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market(SM) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market and to permit the Notes to be eligible for clearance and settlement through DTC.

         (l) From and after the Closing Date, so long as any of the Notes are outstanding and are "restricted securities" within the meaning of the Rule 144(a)(3) under the Act or, if earlier, until three years after the Closing Date, and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company and the

Guarantors will furnish to holders of the Notes and prospective purchasers of Notes designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act to permit compliance with Rule 144A in connection with resale of the Notes.

         (m) During the period of two years after the Closing Date, the Company and the Guarantors will not, and will not permit any of their "affiliates" (as defined in Rule 144 under the Securities Act), to, resell any of the Notes which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

         (n) The Company and the Guarantors have complied and will comply with all provisions of Florida Statutes Section 517.075 relating to issuers doing business with Cuba.

         (o) The Company and the Guarantors agree not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act), that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchaser or the Eligible Purchasers of the Notes.

         (p) The Company and the Guarantors agree to comply with all the terms and conditions of the Registration Rights Agreement and all agreements set forth in the representation letters of the Company and the Guarantors to DTC relating to the approval of the Notes by DTC for "book entry" transfer.

         (q) The Company and the Guarantors agree that prior to any registration of the Notes pursuant to the Registration Rights Agreement, or at such earlier time as may be required, the Indenture shall be qualified under the 1939 Act and any necessary supplemental indentures will be entered into in connection therewith.

         (r) The Company and the Guarantors will not voluntarily claim, and will resist actively all attempts to claim, the benefit of any usury laws against holders of the Notes.

         (s) The Company and the Guarantors will do and perform all things required or necessary to be done and performed under this Agreement by them prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchaser's obligations hereunder to purchase the Notes.

         (t) To take such steps as shall be necessary to ensure that neither the Company nor any subsidiary shall become an "investment company" within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

     6. EXPENSES. Each of the Company and the Guarantors, jointly and severally agree, whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes effective or is terminated, to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum (including, without limitation, financial statements), and all amendments and supplements thereto (but not, however, legal fees and expenses of your counsel incurred in connection therewith); (ii) the preparation, printing

(including, without limitation, word processing and duplication costs), and delivery of this Agreement, the Indenture, the Registration Rights Agreement, all Blue Sky Memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of your counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky Memoranda); (iii) the issuance and delivery by the Company of the Notes and by the Guarantors of the Guarantees;
(iv) the qualification of the Notes and the Exchange Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of your counsel relating to such registration or qualification); (v) furnishing such copies of the Preliminary Offering Memorandum and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales; (vi) the preparation of certificates for the Notes and the Guarantees (including, without limitation, printing and engraving thereof);
(vii) the fees, disbursements and expenses and listing fees in connection with the application for quotation of the Notes on PORTAL; (viii) all fees and expenses (including fees and expenses of counsel), of the Company and the Guarantors in connection with approval of the Notes by DTC for "book-entry" transfer; (ix) any fees charged by securities rating services for rating the Notes and the Exchange Notes; (x) the fees and expenses of the Trustee and any agent of the Trustee in connection with the Indenture, the Notes and the Exchange Notes; and (xi) the performance by the Company and the Guarantors of their other obligations under this Agreement.

     7. CONDITIONS OF INITIAL PURCHASER'S OBLIGATIONS. The obligations of the Initial Purchaser hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Company contained herein in all material respects, to the performance by the Company and the Guarantors of their respective obligations hereunder in all material respects, and to each of the following additional terms and conditions:

         (a) The Initial Purchaser shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Offering Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of Latham & Watkins, is material or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

         (b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Indenture, the Notes, the Guarantees, the Exchange Notes, the Exchange Guarantees, the Registration Rights Agreement and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to Latham & Watkins, and the Company and the Guarantors shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

         (c) Kirkland & Ellis shall have furnished to the Initial Purchaser its written opinion, as counsel to the Company, addressed to the Initial Purchaser and dated the Closing Date, substantially in the form of Exhibit C hereto.

         (d) The Initial Purchaser shall have received from Latham & Watkins, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchaser may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

         (e) At the time of execution of this Agreement, the Initial Purchaser shall have received from Ernst & Young a letter, in form and substance satisfactory to the Initial Purchaser, addressed to the Initial Purchaser and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants' "comfort letters" to initial purchasers in connection with similar offerings.

         (f) With respect to the letter of Ernst & Young referred to in the preceding paragraph and delivered to the Initial Purchaser concurrently with the execution of this Agreement (the "INITIAL LETTER"), the Company shall have furnished to the Initial Purchaser a letter (the "BRING-DOWN LETTER"), of such accountants, addressed to the Initial Purchaser and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and
(iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

         (g) Neither the Company, any Guarantor nor any of their respective subsidiaries shall have sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum; and, since such date, there shall not have been any change in the capital stock or long-term debt of the Company, any Guarantor or any of their respective subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company, any Guarantors and their respective subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum.

         (h) The Company and each Guarantor shall have furnished or caused to be furnished to you on the Closing Date certificates of officers of the Company and each Guarantor satisfactory to you as to the accuracy of the representations and warranties of the Company and each Guarantor herein at and as of the Closing Date, as to the performance by the Company and each Guarantor of all of its obligations hereunder to be performed at or prior to the Closing Date and as to such other matters as you may reasonably request.

         (i) The Company shall have furnished or caused to be furnished to you on the Closing Date a certificate of an officer of the Company satisfactory to you as to the authorization, execution and delivery of each of the agreements listed in the Offering Memorandum in the section entitled "Certain Relationships and Related Party Transactions." Such certificate shall also have execution copies of all such agreements attached to it.

         (j)  The Merger shall be consummated promptly after the Closing.

         (k) Verizon Information Services Inc. (i) shall have amended the Acquisition Agreement (along with the other signatories thereto) in a form satisfactory to the Initial Purchaser such that an additional $25 million in cash will be on the Company's balance sheet on the Closing Date with the net effect that the total financing needed to consummate the Acquisition will be reduced by $25 million and (ii) shall have committed to fund and shall have funded $75 million in aggregate principal amount of the Senior Term Loans under the Credit Facilities. The terms "Acquisition Agreement," "Acquisition," "Senior Term Loans" and "Credit Facilities" will have the meanings assigned to them in the Amended and Restated Commitment Letter dated February 5, 2002 among Lehman Commercial Paper Inc., the Initial Purchaser, TSI Telecommunication Holdings, Inc., GTCR Fund VII, L.P., TSI Telecommunication Holdings, LLC and the Company. Additionally, the obligations of the Company and the Guarantors under this Agreement are subject to the accuracy, when made and on the Closing Date, of this Section 7(k).

         (l) GTCR Capital Partners, L.P. ("Capital Partners") shall have purchased $30 million in aggregate principal amount of the Notes from the Initial Purchaser at the purchase price set forth on the cover of the Offering Memorandum and shall have agreed not to, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition in the future of), any of the Notes (or any interest therein) purchased by Capital Partners for a period of 180 days from the date of the Offering Memorandum except (i) in exchange for the Exchange Notes in connection with the Exchange Offer or (ii) with the prior consent of the Initial Purchaser. The Notes purchased by Capital Partners will have the same CUSIP number as all of the other Notes issued pursuant to this Agreement.

         (m) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Company's debt securities by any "nationally recognized statistical rating organization", as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and Regulations and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company's debt securities.

         (n) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a banking moratorium shall have been declared by Federal or state authorities; (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States; or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such), as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to proceed with the public offering or delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Offering Memorandum.

         All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to Latham & Watkins.

     8.  INDEMNIFICATION AND CONTRIBUTION.

         (a) The Company and each Guarantor, jointly and severally, shall indemnify and hold harmless the Initial Purchaser, its officers, directors and employees and each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which the Initial Purchaser, officer, director, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto or (B) in any blue sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company), specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a "BLUE SKY APPLICATION"), (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or failure to act or any alleged act or failure to act by the Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (PROVIDED that the Company and the Guarantors shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse the Initial Purchaser and each such officer, director, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by the Initial Purchaser, officer, director, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; PROVIDED, HOWEVER, that the Company and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum or the Offering Memorandum, or in any such amendment or supplement, or in any Blue Sky Application, in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company through the Initial Purchaser by or on behalf of the Initial Purchaser specifically for inclusion therein; PROVIDED FURTHER, that the Company and the Guarantors shall not be liable to the Initial Purchaser or any of its officers, directors and employees or any person controlling the Initial Purchaser with respect to any such untrue statement or omission made in any Preliminary Offering Memorandum existing as of the date hereof that is corrected in the Offering Memorandum existing as of its date (i) the person asserting any such loss, claim, damage, liability, or action purchased the Notes from the Initial Purchaser in reliance upon any Preliminary Offering Memorandum existing as of the date hereof but was not delivered or sent a copy of the Offering Memorandum existing as of its date, if required by law, at or prior to the written confirmation of the sale of such Notes to such person, unless such failure to deliver or send the Offering Memorandum was a result of noncompliance by the Company and the Guarantors with Section 5(a) of this Agreement and (ii) it shall have been determined that the Initial Purchaser, and each such officer, director, employee and controlling person, if any, would not have incurred such loss, claim, damage liability or action had the Offering Memorandum been delivered or sent. The foregoing indemnity agreement is in addition to any liability which the Company or the Guarantors may otherwise have to the Initial Purchaser or to any officer, director, employee or controlling person of that Guarantors.

         (b) The Initial Purchaser shall indemnify and hold harmless the Company and each Guarantor, their respective officers and employees, each of their respective directors, and each person, if any, who controls the Company and each Guarantor within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any Guarantor or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto, or (B) in any Blue Sky Application or (ii) the omission or alleged omission to state in any Offering Memorandum or the Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by or on behalf of the Initial Purchaser specifically for inclusion therein, and shall reimburse the Company or any Guarantor and any such director, officer or controlling person for any legal or other expenses reasonably incurred by the Company or any Guarantor or any such director, officer or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which the Initial Purchaser may otherwise have to the Company and each Guarantor or any such director, officer, employee or controlling person.

         (c)  Promptly after receipt by an indemnified party under this
Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; PROVIDED, HOWEVER, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, PROVIDED, FURTHER, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED, HOWEVER, that the Initial Purchaser shall have the right to employ counsel to represent jointly the Initial Purchaser and its officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchaser against the Company or the Guarantors under this Section 8 if, in the reasonable judgment of the Initial Purchaser, it is advisable for the Initial Purchaser and those officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company or the Guarantors. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

         (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company, the Guarantors on the one hand and the Initial Purchaser on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Guarantors, on the one hand and the Initial Purchaser on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Guarantors, on the one hand and the Initial Purchaser on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses), received by the Company, the Guarantors on the one hand, and the total underwriting discounts and commissions received by the Initial Purchaser with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement, in each case as set forth in the table on the cover page of the Offering Memorandum. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the Guarantors or the Initial Purchaser, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Guarantors, and the Initial Purchaser agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation, or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8 shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public was offered to the public exceeds the amount of any damages which the Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchaser's obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.

         (e) The Initial Purchaser confirms and the Company acknowledges that the statements with respect to the public offering of the Notes by the Initial Purchaser set forth in the second to last paragraph on the front cover of the Offering Memorandum and in the section entitled "Plan of Distribution" in the Offering Memorandum are correct and constitute the only information concerning the Initial Purchaser furnished in writing to the Company by or on behalf of the Initial Purchaser specifically for inclusion in the Offering Memorandum.

     9. TERMINATION. The obligations of the Initial Purchaser hereunder may be terminated by the Initial Purchaser by notice given to and received by the Company prior to the delivery of and payment for the Notes if, prior to that time, any of the events described in Section

7(k), shall have occurred or if the Initial Purchaser shall decline to purchase the Notes for any reason permitted under this Agreement.

     10. REIMBURSEMENT OF INITIAL PURCHASER'S EXPENSES. If the Company shall fail to tender the Notes for delivery to the Initial Purchaser by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by the Company is not fulfilled (other than those in Section 7(k)), the Company will reimburse the Initial Purchaser for all reasonable out-of-pocket expenses (including fees and disbursements of counsel), incurred by the Initial Purchaser in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company shall promptly pay the full amount thereof to the Initial Purchaser.

     11. NOTICES, ETC. All statements, requests, notices and agreements hereunder shall be in writing, and:

         (a) if to the Initial Purchaser, shall be delivered or sent by mail, telex or facsimile transmission to Lehman Brothers Inc., 790 7th Avenue, New York, New York 10019, Attention: John McCusker (Fax: (212) 841-6625), with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022;

         (b) if to the Company or to the Guarantors, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Robert Garcia, Jr. (Fax: (813) 273-3430).

     12. PERSONS ENTITLED TO BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the person or persons, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act and (b) the indemnity agreement of the Initial Purchaser contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of directors of the Company, officers of the Company and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 12, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     13. SURVIVAL. The respective indemnities, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchaser contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

     14. DEFINITION OF THE TERMS "BUSINESS DAY" AND "SUBSIDIARY". For purposes of this Agreement, (a) "business day" means any day on which the New York Stock Exchange, Inc. is open for trading and (b) "subsidiary" has the meaning set forth in Rule 405 of the Rules and Regulations.

     15. EFFECT ON INTERIM LOAN COMMITMENT. Upon execution of this Agreement, Lehman Brothers (as defined below) and LCPI (as defined below) shall be released from all of their respective obligations under the Amended and Restated Commitment Letter, dated as of January 14, 2002, among Lehman Brothers Inc. ("LEHMAN BROTHERS"), Lehman Commercial Paper Inc. ("LCPI"), TSI LLC, TSI Inc., the Company and GTCR Fund VII, L.P. with respect to certain proposed financing for the acquisition of TSI Telecommunication Services Inc. (together with all Exhibits and Annexes thereto, the "COMMITMENT LETTER") with respect to the Interim Loans (as defined in the Commitment Letter).

     16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

     18. HEADINGS. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

         If the foregoing correctly sets forth the agreement among the Company, the Guarantors, and the Initial Purchaser, please indicate your acceptance in the space provided for that purpose below.

     Very truly yours,

     TSI MERGER SUB, INC.

     By  /s/ Collin E. Roche
         Name:  Collin E. Roche
         Title: Vice President

     TSI TELECOMMUNICATION HOLDINGS, INC.

     By  /s/ Collin E. Roche
         Name:  Collin E. Roche
         Title: Vice President

     TSI TELECOMMUNICATION HOLDINGS, LLC

     By  /s/ Collin E. Roche
         Name:  Collin E. Roche
         Title: Vice President

     TSI NETWORKS INC.

     By  /s/ Collin E. Roche
         Name:  Collin E. Roche
         Title: Vice President

LEHMAN BROTHERS INC.

     By  /s/ Robert G. Hedlund III
         Name:  Robert G. Hedlund III
         Title: Managing Director

     TSI FINANCE INC.

     By  /s/ Collin E. Roche
         Name:  Collin E. Roche
         Title: Vice President

                                       25